Exhibit 10.16

OMNIBUS AMENDMENT

AMENDMENT, dated as of October 28, 2008 (the “Amendment”), by and between                      (the “Executive”) and State Street Corporation (the “Company”).

WHEREAS, in connection with the purchase by the United States Department of the Treasury (the “Treasury”) of certain preferred shares and warrants of the Company, pursuant to a Letter Agreement and a Securities Purchase Agreement—Standard Terms, dated as of October 26, 2008 between the Treasury and the Company (the “Purchase Agreement”), the Company is required to meet certain executive compensation and corporate governance standards under Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by guidance or regulation thereunder that has been issued and is in effect as of the Closing Date (as defined in the Purchase Agreement) (such guidance or regulation being hereinafter referred to as the “CPP Guidance”);

WHEREAS, as a condition to the purchase of the debt or equity securities of the Company acquired by the Treasury pursuant to the Purchase Agreement or the Warrant (as defined in the Purchase Agreement) (such debt or equity securities being hereinafter referred to as the “Purchased Securities”), amendments are required to be made to the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including “golden parachute”, severance and employment agreements) that the Company’s “Senior Executive Officers” as defined in subsection 111(b)(3) of the EESA and regulations issued thereunder, including the rules set forth in 31 C.F.R. Part 30, have with the Company or its affiliates or in which its Senior Executive Officers participate in connection with a Senior Executive Officer’s employment with the Company or its affiliates (collectively, the “Compensation and Benefit Arrangements”);

WHEREAS, the Executive is now or may in the future be a Senior Executive Officer; and

WHEREAS, in consideration for the benefits the Executive will receive as a result of the participation of the Company in the Treasury’s TARP Capital Purchase Program, the Executive desires to modify the Executive’s Compensation and Benefit Arrangements to the extent necessary to comply with Section 111(b) of the EESA, the CPP Guidance and the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the parties hereto agree as follows:

1.	Amendments to the Compensation and Benefit Arrangements. Effective as of the date hereof (to the extent the Executive is a Senior Executive Officer for the 2008 calendar year) or effective as of any calendar year commencing after January 1, 2008, if any, as to which the Executive shall in the future be a Senior Executive Officer and any Purchased Securities are owned by the Treasury, the Executive’s Compensation and Benefit Arrangements are hereby amended during such and any subsequent periods as necessary to comply with the executive compensation and corporate governance requirements of

Section 111(b) of the EESA and the CPP Guidance, and the provisions of Sections 1.2(d)(iv), 1.2(d)(v) or 4.10 of the Purchase Agreement, including as follows:

a.	In the event that any payment or benefit to which the Executive is or may become entitled thereunder is a “golden parachute payment” for purposes of Section 111(b) of the EESA and the CPP Guidance, including the rules set forth in § 30.9 Q-9 of 31 C.F.R. Part 30, (i) the Company shall not make or provide (nor shall the Company be obligated to make or provide), during the period that the Treasury owns any Purchased Securities, such payment or benefit to the Executive, and (ii) the Executive shall not be entitled to receive, during the period that the Treasury owns the Purchased Securities, such payment or benefit.

b.	Any bonus or incentive compensation paid to the Executive during the period that the Treasury owns the Purchased Securities will be subject to recovery or “clawback” by the Company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate statement of performance metric criteria, all within the meaning of Section 111(b) of the EESA and the CPP Guidance.

2.	Miscellaneous.

a.	The Executive’s execution of this Amendment shall not be determinative of the Executive’s status as a Senior Executive Officer.

b.	This Amendment shall be void and without effect ab initio if the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement does not occur.

c.	This Amendment may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be an original, but all of which when taken together shall constitute one and the same agreement.

d.	This Amendment shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized representative and the Executive has hereunto set his or her hand as of the day and year first above written.

EXECUTIVE		STATE STREET CORPORATION

By:
Name:		Name:
Title: